EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd to Transfer to Nasdaq Capital Market

Hamilton, Bermuda, May 20, 2010 – CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq:  CRMH) today announced that The Nasdaq Stock Market, LLC has approved CRM’s application to transfer its stock listing from the NASDAQ Global Select Market to the NASDAQ Capital Market.  The transfer will be effective at the opening of the market on Friday, May 21, 2010. The Company’s stock will continue to be traded under the symbol “CRMH” and the transfer will have no impact on the ability of investors to trade the stock. The NASDAQ Capital Market is a continuous trading market that operates in the same manner as The NASDAQ Global Select Market, and it includes the securities of approximately 450 companies. All companies listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to Nasdaq’s corporate governance standards.

In accordance with Nasdaq Marketplace Rules, the Company has been granted an additional 180 days from May 10, 2010, or until November 8, 2010, to demonstrate compliance with the $1.00 bid price requirement of The NASDAQ Capital Market. This additional 180-day grace period allows the Company to defer implementation of a reverse stock split. The Company’s listing transfer is in response to the letter received from the Nasdaq on May 12, 2010, informing the Company that its common shares had failed to comply with the $1.00 minimum bid price required for continued listing on the NASDAQ Global Select Market, and, as a result, the Company’s common shares were subject to delisting. If compliance with the $1.00 bid price requirement is not regained by November 8, 2010, Nasdaq will notify the Company of its determination to delist the Company’s common shares, which decision may be appealed to a Nasdaq Listing Qualifications Panel.

“The transfer to the Capital Market allows our investors to continue to benefit from our shares being listed on the Nasdaq Stock Market without implementation of a reverse stock split. It further allows us to maintain our visibility with the investment community, liquidity and pricing efficiency while we continue pursuing strategic alternatives,” said James J. Scardino, the Company’s Chief Executive Officer.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a specialty provider of workers’ compensation insurance products. Through its subsidiaries, CRM Holdings offers workers’ compensation insurance coverage, reinsurance, and fee-based management services for self-insured entities. The Company seeks to provide quality products and services that fit the needs of its insureds and clients and is dedicated to developing and maintaining a mutually beneficial, long-term relationship with them. The Company’s workers’ compensation insurance coverage is offered to employers in California, New York, New Jersey, Arizona, Nevada, and other states. The Company's reinsurance is underwritten from Bermuda, and the fee-based management services are provided to self-insured entities in California. Further information can be found on the Company’s website at http://www.CRMHoldingsLtd.bm.

CRMH-E

Contact Information:
Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste. 2050
Los Angeles, CA  90024
(310) 954-1343

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document.  Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2009 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;
•	Premium rates;
•	Investment results;
•	The estimation of loss reserves and loss reserve development;
•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;
•	Legislative and regulatory changes;
•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;
•	The effects of competition;
•	Failure to retain key personnel;
•	Economic downturns;
•	The occurrence and effects of wars and acts of terrorism; and
•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

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